EXHIBIT 99.8

FOR IMMEDIATE RELEASE: June 14, 1999


          SPECIALTY FOODS COMPLETES BOND EXCHANGES


DEERFIELD, ILL. - Specialty Foods Corporation today announced it successfully completed exchanges with its bondholders and finalized amendments to its term loan and revolving credit agreements on Friday, June 11, 1999. The bond exchange of its parent company, Specialty Foods
Acquisition Corporation, was also completed on the same date.

     The bond exchanges includes a postponement of the initial cash pay interest date of the parent company's Senior Secured Discount Debentures from February 2000 to December 2004. The amendments to the company's term loan and revolving credit agreements include a one-year extension of maturity to January 2001.

     "We appreciate the support that we have received from our debtholders in completing these exchanges and amendments, " said Lawrence Benjamin, president and chief executive officer of Specialty Foods. "The completion of this process is an essential step in our strategy to continue to build value at Specialty Foods."

     Specialty Foods is a leading producer, marketer and distributor of retail baked goods. The company's operations include: Metz Baking Company, the leading supplier of bread and other baked goods in the Midwest; the nation's third largest cookie company (Mother's Cake & Cookie Company and Archway Cookies); and Andre-Boudin Bakeries, San Francisco's leading producer of premium, traditional sourdough bread since 1849.